Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Acquires Zetta Systems, Inc.

Enters the Primary Storage Market

SAN DIEGO, Aug. 8, 2005 – Overland Storage, Inc. (Nasdaq: OVRL) today announced that it has acquired Zetta Systems, Inc., a privately held developer of real-time data protection software for digital storage solutions in a $9.0 million, all cash, transaction. This transaction paves the way for Overland’s entry into the protected primary data storage market.

“Based on their satisfaction with our NEO and REO products, our resellers and end user customers requested that we expand our product offerings to include primary storage.  Zetta’s software provides us with the enabling technology to deliver High Availability (HA) solutions for primary storage,” said Christopher Calisi, president and CEO of Overland Storage.  “Our NEO product line is the heart of our ‘tertiary’ data storage tier for data archiving and our REO products represent our ‘secondary’ tier for near-line disk-based backup and recovery appliances. Zetta’s software will ultimately be incorporated into a protected primary storage appliance that will represent the ‘primary’ tier of Overland’s protected storage strategy. We believe we will then have a complete offering of the broadest and most cost-effective, end-to-end storage protection in the market which will be delivered by our strong, worldwide branded sales channel.”

Zetta’s software is powerful enough to support an enterprise-caliber primary storage appliance. Its unlimited, instantaneous snapshot and replication technology provides superior usability and delivers robust block and file-based protection with failover so data recovery can be accomplished quickly, reliably and inexpensively. In addition, Zetta software also provides thin-provisioning, a leading-edge feature that enables system administrators to virtualize their storage resources. This helps resource-strapped organizations improve storage utilization and reduce IT operational expenses without requiring changes to the infrastructure.

“We have been searching for some time now for a company that would enable us to fill out our tiered storage strategy,” Calisi continued. “During that search, we became convinced that the real value of a protected primary storage appliance lies in the software. The Zetta team has developed world-class data protection software that will form the heart of our primary Protection OSTM software. We will separately source the server and storage components and expect to deliver a protected primary storage appliance to market by mid-October 2005. The Zetta acquisition is expected to become accretive to Overland by the first quarter of fiscal year 2007.”

Zetta Systems is based in Woodinville, Wash. and currently employs 11 people. Founded in 2002 by Dr. Ganapathy “Krish” Krishnan and John Guthrie, who jointly have over 30 years of data center, storage and software development experience, Zetta has established a number of OEM and reseller customers worldwide for its software. The Zetta group will remain intact in Seattle, an area that is conducive to recruiting software engineering talent. Krishnan will become an Overland vice president and chief software architect reporting to Calisi. Krishnan’s career has included executive positions at Network Commerce, where he developed e-commerce, storage and networking technologies, and at MusicNet, where he led the engineering and operations team that launched the first mainstream paid music service with AOL. Krishnan is a graduate of the Indian Institute of Technology and has received several advanced degrees including a Ph.D. in computer science. He holds two U.S. patents.

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the REO SERIES™ of disk-based backup and recovery appliances and the NEO SERIES™ of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s acquisition of Zetta Systems, Inc., including possible integration difficulties and successful execution of the business plan to make the acquisition accretive to the company’s operating results by the first quarter of fiscal year 2007; possible delays in new product introductions by the company including the new primary storage appliance to be based on the Zetta software, the company’s next generation tape library platform and enhancements to its REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES and NEO SERIES are trademarks or registered trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Overland Storage, 858-571-5555

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com